EMPLOYMENT AGREEMENT

THIS AGREEMENT, made this 15th day of June, 2007, by and between Wave Uranium, a Nevada corporation in formation  (“Wave”) and CHRISTOPHER J. LECLERC , an individual (“LECLERC”).

BACKGROUND INFORMATION

WHEREAS, LECLERC is willing to be employed as CFO of Wave, and

WHEREAS, Wave recognizes LECLERC experience in the industry, based on his CV submitted to Wave.

IT IS THEREFORE AGREED as follows:

1. Terms and Duties. Wave hereby employs LECLERC as CFO of Wave. LECLERC shall devote his best efforts and towards the advancement of Wave, in the understanding that this position shall not constitute LECLERC’S exclusive employment.  Leclerc shall be free to work on other projects as long as he is able to attend to his duties as CFO. LECLERC shall perform such duties as are from time to time prescribed by, and reporting directly to, the Board of Directors. This employment is at will.

2. Compensation. Wave shall pay LECLERC an annual base salary of $24,000.00 payable in equal monthly installments on the 1st day of the month, provided that if the period of employment hereunder shall terminate on any day other than the 1st day of a calendar month, then in that event said installments shall be prorated. Wave will issue LECLERC, 1.5 Million                   (1,500.000) Shares  as per agreed terms to be discussed and finalized.

3 Expenses.  LECLERC is authorized to incur reasonable expenses for promoting the business of Wave.  Wave shall reimburse LECLERC for all expenses upon the presentation by LECLERC, from time to time, of an itemized account of such expenditures.

4. General Indemnification. Corporation and Wave shall indemnify LECLERC if he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation to, an act by or in the right of Wave) by reason of the fact that he is or was a director, officer, employee, or agent of corporation or Wave or is or was serving at the request of Corporation or Wave as a director, trustee, officer, employee, partner, joint venture partner, or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Corporation or Wave , and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  No indemnification shall be made in respect to any derivative claim, issue or matter as to which LECLERC shall have been adjudged to be liable to the Corporation or Wave unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, LECLERC fairly and reasonably is entitled to be indemnified for such expenses.  Expenses (including attorney's fees) incurred in defending any civil or criminal action, suit or proceeding referred to in this Section shall be paid by Corporation and Wave in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of LECLERC to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by Wave or Corporation as authorized in the preceding sentences.  The indemnification provided by this Section shall not be deemed exclusive of any other rights to which LECLERC shall be entitled under the common law or the General Corporation Law of the State of Nevada or the Articles of Incorporation or Bylaws of Corporation or Wave or any agreement, vote of their respective shareholders or directors, or otherwise, both or as to action in his official capacity or as to action in another capacity while holding such office, and shall continue after the termination of this Agreement and shall inure to the benefits of their heirs, executors and administrators of LECLERC.

5. Assignments and Liability.  This Agreement shall inure to the benefit of LECLERC and his successors or assigns.  All obligations and liabilities of Wave under this Agreement shall be jointly and severally the obligations of Corporation and Wave.

6. Arbitration.  In the event of any dispute under this Agreement, such dispute shall be settled by arbitration in Clark County, Nevada in accordance with the then prevailing rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

7. Entire Agreement.  This Agreement constitutes all of the agreements which have been made between the parties and no attempt shall be made by either party to assert that on, before, or simultaneously with the execution of this Agreement there were any other agreements, promises, representations or understandings made by any of them with respect to the matters contained herein or to the relationship between the parties.  This Agreement is not subject to reinterpretation or change except by written agreement of the parties hereto.

8. Governing Law.  This Agreement has been executed in the State of Nevada.  All questions concerning this Agreement and performance hereunder shall be judged and resolved in accordance with the lams of the State of Nevada.

9. Corporation in Formation . LECLERC acknowledges that Wave has not yet been incorporated under the laws of the state of Nevada. If the name “Wave Uranium” is not available then Wave shall be incorporated under a different name. In no event shall LECLERC have or assert any personal liability against any promoter or incorporator of Wave. This Agreement shall not be valid until such time as Wave has been duly incorporated.

IN WITNESS WHEREOF, the parties have hereunder set their hands as of the date first hereinbefore written,

WAVE URANIUM

.

By: /s/ Cady Johnson

By: Christopher J. Le Clerc

      CADY JOHNSON

CHRISTOPHER J. LECLERC